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                                                                    EXHIBIT 9(c)


                        ACCOUNTING  SERVICES  AGREEMENT


THIS AGREEMENT, dated as of the 26th day of August, 1998, made by and between American General Series Portfolio Company 3 (the "Company"), a business trust operating as an open end investment company, duly organized and existing under the laws of the State of Delaware, and The Variable Annuity Life Insurance Company ("VALIC"), a stock insurance company duly organized and existing under the laws of the State of Texas:


                               WITNESSETH  THAT:


    WHEREAS, The Company desires to appoint VALIC as its Administrative Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Company as set forth in Section 1 of this Agreement (the "Accounts and Records") and to perform certain daily functions in connection with such Accounts and Records; and

    WHEREAS, VALIC is authorized to contract on behalf of the Company with service providers for the purpose of daily valuation of the Company portfolios; and

    WHEREAS, VALIC is willing to perform such functions upon the terms and conditions set forth below; and

    NOW, THEREFORE, In consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.

VALIC, upon receipt of necessary information and written or verbal instructions from the Company, shall maintain and keep current the following books:
Accounts and Records, journals or other records of original entry relating to the business of the Company, and necessary or advisable for compliance with applicable regulations, including Rules 31(a)-1 and 31(a)-2 of the Investment Company Act of 1940, as amended (the "1940 Act"), in such form as may be mutually agreed to between the Company and VALIC:

(a) Cash Receipts
(b) Cash Disbursements
(c) Dividend Record
(d) Purchase and Sales of Portfolio Securities
(e) Subscription and Redemption Journals
(f) Security Ledgers
(g) Broker Ledger
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(h) General Ledger
(i) Daily Expense Accruals
(j) Securities and Monies borrowed or loaned and collateral therefor
(k) Daily Trial Balances

It shall be the responsibility of the Company to furnish or cause to be furnished to VALIC, the declaration, record, payment dates and amounts of any dividends or income and any other special actions required on or concerning each of its portfolio securities.

Section 2.

Upon receipt by VALIC of written or verbal instructions, VALIC shall make the proper accounting entries in accordance therewith and notify the Company of all cash and securities. VALIC, as Investment Adviser, shall direct that the broker-dealer, or other person through whom a transaction has occurred, send a confirmation to VALIC. VALIC shall verify this confirmation against the written or verbal instructions when received from the Company.

Section 3.

VALIC shall calculate the Company's net asset value in accordance with the Company's currently effective Registration Statement, once daily.

VALIC shall calculate the daily dividend rate for the Money Market Fund in accordance with the prospectus of the Money Market Fund and with resolutions of the Company's Board of Trustees. VALIC shall prepare and maintain a daily evaluation of securities and other investments for which market quotations are available by VALIC's approved pricing services; all other securities or investments shall be evaluated in accordance with the Company's written instructions.

Section 4.

For all purposes under this Agreement, VALIC is authorized to act upon receipt of any written or verbal instructions it receives from the Company.

Section 5.

VALIC shall supply daily and periodic reports to the Company as requested by the Company and agreed upon by VALIC.

Section 6.

VALIC shall compile daily reports of share purchases, redemptions, and total shares outstanding. Reports of purchases and redemptions so received shall be deemed to be share orders to the Company and shall be deemed to be orders accepted by the Company when so received.





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Section 7.

The accounts and records, in the agreed upon format, maintained by VALIC shall be the property of the Company, and shall be made available to the Company within a reasonable period of time, upon proper demand. VALIC shall assist the Company's independent auditors, or upon approval of the Company, or upon demand, any regulatory body, in any requested review of the Company's accounts and records but shall be reimbursed for all expenses and employee time invested in such review outside of routine and normal periodic reviews. Upon receipt from the Company of the necessary information VALIC shall supply the necessary data for the Company or accountant's completion of any necessary tax return, questionnaires, periodic reports to shareholders and such other reports and information requests as the Company and VALIC shall agree upon from time to time.

Section 8.

VALIC and the Company may from time to time adopt such procedures as they agree upon, and VALIC may conclusively assume that any procedure approved in writing by the Company or directed in writing by the Company, does not conflict with or violate any requirements of its prospectus, Agreement and Declaration of Trust, Bylaws, or any rule or regulation of any body or governmental agency. The Company shall be responsible for notifying VALIC of any changes in regulations or rules which might necessitate changes in VALIC's procedures.

Section 9.

VALIC may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act and the rules thereunder, neither VALIC nor its shareholders, officers, directors, employees, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Company in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any of such persons in the performance of the duties of VALIC under the Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of VALIC under this Agreement.

Section 10.

The Company agrees to pay VALIC monthly compensation for its services as set forth in Schedule A, which is hereby attached and made a part of this Agreement.

Section 11.

Nothing contained in this Agreement is intended to or shall require VALIC, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other





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day on which VALIC or the New York Stock Exchange is closed.  Functions or duties normally scheduled to be performed on such days shall be performed on the next succeeding business day on which both the New York Stock Exchange and VALIC are open.

Section 12.

VALIC may from time to time in its sole discretion delegate some or all of its duties hereunto to an entity designated by VALIC, which entity shall perform such functions as the agent of VALIC. To the extent of such delegation, the term "VALIC" in this Agreement shall be deemed to refer to both VALIC and to such entity designated by VALIC, or to either of them, as the context may indicate.

Section 13.

The following terms used in this Agreement, or in any amendment or supplement hereto, shall have the meanings herein specified unless the context otherwise requires.

VALIC: The term "VALIC" shall mean The Variable Annuity Life Insurance Company and if used in connection with or relative to any act or omission involving an entity designated by VALIC, the term shall refer to The Variable Annuity Life Insurance Company and such designated entity.

Verbal Instruction: The term "verbal instruction" shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to VALIC in person or by facsimile, telephone, telegram, telecopy, or other mechanical, electronic or documentary means lacking original signature, by a person or persons believed in good faith by VALIC to be a person or persons authorized by a resolution of the Board of Trustees of the Company to give verbal instructions on behalf of the Company.

Shares: The term "shares" shall mean the issued and outstanding shares of common stock of the Company.

Written Instruction: The term "written instruction" shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to VALIC in original writing containing original signatures believed in good faith by VALIC to be the signature of a person authorized by a resolution of the Board of Trustees of the Company to give written instructions on behalf of the Company.

Section 14.

The Company shall from time to time file with VALIC a certified copy of each resolution of its Board of Trustees authorizing the transmittal of verbal instructions and specifying the person or persons authorized to give verbal instructions in accordance with the Agreement. If the certifying officer is authorized to give verbal instructions, the certification also shall be signed by a second officer of the Company. Upon transmitting any verbal instruction, the Company shall promptly





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forward to VALIC a written instruction confirming the authorization, instruction or approval transmitted by such verbal instruction.

Section 15.

Either the Company or VALIC may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice not less than sixty (60) days after the giving of the notice.

Section 16.

This Agreement shall be governed by the laws of the State of Texas.

Section 17.

The execution of this Agreement has been authorized by the Company's Trustees and by the sole shareholder. This Agreement is executed on behalf of the Company or the Trustees of the Company as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Company individually, but are binding only upon the assets and property of the Company. A Certificate of Trust in respect of the Company is on file with the Secretary of the State of Delaware.

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day of year first above written.




                                     AMERICAN GENERAL SERIES
                                     PORTFOLIO COMPANY 3


                                     By: /s/ CRAIG RODBY
                                        ----------------------------
                                        Title: Vice Chairman

Witness: /s/ CYNTHIA TOLES
        -------------------------

                                     THE VARIABLE ANNUITY
                                     LIFE INSURANCE COMPANY


                                     By: /s/ THOMAS L. WEST, JR.
                                        ----------------------------
                                        Title: Chairman

Witness: /s/ CYNTHIA TOLES
        -------------------------






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                                  SCHEDULE  A
                   Accounting Services Compensation Schedule
                          (Effective August 26, 1998)


The Accounting Services Fee of 3 basis points is an annual fee payable monthly based on average daily net assets.